UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	November 22, 2013

HOLLYWOOD MEDIA CORP.

(Exact Name of Registrant as Specified in its Charter)

Florida	1-14332	65-0385686
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

301 East Yamato Road, Suite 2199, Boca Raton, Florida	33431
(Address of principal executive office)	(Zip Code)

Registrant’s telephone number, including area code	(561) 998-8000

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On November 22, 2013, the Board of Directors (the “Board”) of Hollywood Media Corp. (the “Company”) amended the Company’s stock repurchase program (the “Repurchase Program”) that was originally approved by the Board in 2007 to provide an additional $3 million for share repurchases under the Repurchase Program (for a total of $13 million for share repurchases under the life of the Repurchase Program).

Pursuant to the Repurchase Program, the Company is authorized to repurchase shares of its common stock from time to time on the open market or in negotiated transactions. The repurchases are to be funded from available cash and cash equivalents, and the timing and amount of any shares repurchased is determined by the Company’s management based on its evaluation of financial and market conditions, legal requirements and other factors. The Repurchase Program has no time limit and may be suspended for periods or discontinued at any time, and there is no guarantee as to the number of shares or the amount of cash to be utilized for repurchases. Shares repurchased under the Repurchase Program will become authorized but unissued shares of the Company’s common stock.

Since the inception of the Repurchase Program in 2007, the Company has paid $8,464,738.31 for shares repurchased under the Repurchase Program. As of November 22, 2013 (following the amendment to the Repurchase Program), the maximum approximate dollar value of shares that may be repurchased under the Repurchase Program is $4,535,261.69 (calculated by subtracting (i) the $8,464,738.31 paid for all shares repurchased under the Repurchase Program from inception through November 22, 2013 from (ii) the $13,000,000 potential maximum dollar value of repurchases approved under the life of the Repurchase Program).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HOLLYWOOD MEDIA CORP.

Date: November 22, 2013	By:	/s/ Mitchell Rubenstein
		Name: Title:	Mitchell Rubenstein Chairman of the Board and Chief Executive Officer